As filed with the Securities and Exchange Commission on October 20, 1995.
                                                  Registration No. 33-____

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                      --------------------------------
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                           CARNIVAL CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           REPUBLIC OF PANAMA                          59-1562976
    (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                           3655 N.W. 87TH AVENUE
                        MIAMI, FLORIDA  33178-2428
                              (305) 599-2600
            (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                            ARNALDO PEREZ, ESQ.
                              GENERAL COUNSEL
                           3655 N.W. 87TH AVENUE
                        MIAMI, FLORIDA  33178-2428
                          (305) 599-2600, EXT. 5323
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST INVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                      CALCULATION OF REGISTRATION FEE

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                                   Proposed   Proposed
                                   Maximum    Maximum
Title of each class    Amount      Offering   Aggregate    Amount of
of Securities to be    to be       Price Per  Offering     Registration
Registered             Registered  Unit       Price        Fee


Class A Common Stock   150,000     $23.50(1) $3,525,000(1) $1,215.52
$.01 par value


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average high and low price of the Carnival Corporation Class A Common Stock on October 18, 1995 as reported on the New York Stock Exchange.

PROSPECTUS

                           CARNIVAL CORPORATION
                   AUTOMATIC DIVIDEND REINVESTMENT PLAN
               OFFERING UP TO 150,000 SHARES OF COMMON STOCK

     The Automatic Dividend Reinvestment Plan (the "Plan") of Carnival Corporation (the "Corporation") provides holders of the Corporation's Class A Common Stock, par value $.01 per share (the "Common Stock"), with a convenient method of purchasing additional shares of Common Stock without payment of any brokerage commission or service charge.

     The shares purchased under the Plan may be newly issued shares or shares purchased for participants in the open market, at the Corporation's option. The Plan currently provides that shares purchased for participants with reinvested dividends will be purchased at fair market value, as determined in the Plan. The Corporation, however, reserves the right to modify the pricing or any other provision of the Plan at any time. The Plan does not represent a change in the Corporation's dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements and other factors. Any holder of record of Common Stock is eligible to participate in the Plan.

     Shareholders who enroll in the Plan will continue to be enrolled unless they notify First Union National Bank of North Carolina, Agent for the Plan, that they wish to withdraw from participation (see "Description of the Plan"). Shareholders who do not wish to participate in the Plan will continue to receive cash dividends (if any), as and when declared by the Board of Directors.

     This Prospectus relates to shares of Common Stock of the Corporation registered for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

            -----------------------------------------------------
                THESE SECURITIES HAVE NOT BEEN APPROVED OR
                DISAPPROVED BY THE SECURITIES AND EXCHANGE
             COMMISSION OR BY ANY STATE SECURITIES COMMISSION
                 NOR HAS THE COMMISSION NOR HAS ANY STATE
                   SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ---------------------------------------------------
 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF
  AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN
                            SUCH JURISDICTION.

              The date of this Prospectus is October 20, 1995.

    No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction. Neither the delivery of this Prospectus nor any sales made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Corporation since the date of this Prospectus.

                           AVAILABLE INFORMATION

     The Corporation is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange
Commission (the "Commission").   Such reports, proxy statements and other
information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Corporation will furnish without charge to each person to whom this Prospectus is delivered, upon the person's written or oral request, a copy of any or all of the documents described under the caption "Incorporation of Certain Documents by Reference," other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

     CARNIVAL CORPORATION
                           3655 N.W. 87th Avenue
                        Miami, Florida  33178-2428
                       Attention: Investor Relations
                              (305) 599-2600

                           CARNIVAL CORPORATION
                           3655 N.W. 87th Avenue
                         Miami, Florida 33178-2428
                              (305) 599-2600


     Carnival Corporation is the world's largest multiple-night cruise line based on the number of passengers carried and revenues generated. The Corporation offers a broad range of cruise products, serving the contemporary cruise market through Carnival Cruise Lines, the premium market through Holland America Line, and the luxury market through Windstar Cruises and the Corporation's joint venture, Seabourn Cruise Line. In total, the Corporation owns and operates 20 cruise ships with an aggregate
capacity of 26,035 passengers based on two passengers per cabin.   The ten
Carnival Cruise Lines ships have an aggregate capacity of 16,796 passengers with itineraries in the Caribbean, the Mexican Riviera, and Alaska. The seven Holland America Line Ships have an aggregate capacity of 8,795 passengers, with itineraries in the Caribbean and Alaska and through the Panama Canal, as well as other worldwide itineraries. The three Windstar ships have an aggregate capacity of 444 passengers with itineraries in the Caribbean, the South Pacific, the Mediterranean and the Far East. The two Seabourn ships have an aggregate capacity of 408 passengers with itineraries in the Caribbean, the Baltic, the Mediterranean and the Far East.

     The Corporation has signed agreements with a Finnish shipyard providing for the construction of three additional SuperLiners, each with a capacity of 2,040 passengers, for Carnival Cruise Lines with delivery expected in March 1996, February 1998 and November 1998. The Corporation has an agreement with an Italian shipyard for the construction of two cruise ships, each with a capacity of 2,640 passengers, for Carnival Cruise Lines with delivery expected in September 1996 and December 1998. The Corporation also has contracted with an Italian shipyard for the construction of one cruise ship with a capacity of 1,266 passengers and one cruise ship with a capacity of 1,320 passengers for Holland America Line, with delivery expected in June 1996 and September 1997, respectively.

     The Corporation also operates a tour business, through Holland America Westours, which markets sightseeing tours both separately and as a part of Holland America Line cruise/tour packages. Holland America Westours operates 16 hotels in Alaska and the Yukon River, over 290 motor coaches used for sightseeing and charters in the states of Washington and Alaska and in the Canadian Rockies and ten private domed rail cars which are run on the Alaskan railroad between Anchorage and Fairbanks.

     The Corporation was incorporated under the laws of the Republic of Panama in November, 1974. The Corporation's executive offices are located at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, telephone number
(305) 599-2600. The Corporation's registered office in Panama is located at 10 Elvira Mendez Street, Interseco Building, Panama, Republic of Panama.


                              USE OF PROCEEDS

     The Corporation has no basis for estimating precisely the number of shares of Common Stock that will ultimately be sold under the Carnival Corporation Automatic Dividend Reinvestment Plan (the "Plan") or the prices at which the shares of Common Stock will be sold. However, the Corporation proposes to use the net proceeds from the sale of newly issued shares of Common Stock pursuant to the Plan, when and as received, for general corporate purposes. If shares are purchased for the Plan in the open market, the Corporation will not receive any proceeds therefrom.

                           DESCRIPTION OF THE PLAN
     The provisions of the Plan are set forth below in question and answer format. The Plan was approved by the Board of Directors of the Corporation on October 9, 1995, and became effective as of October 9, 1995. The Corporation has initially reserved 150,000 shares of authorized and unissued Common Stock for issuance under the Plan. All shares of Class A Common Stock issued and to be issued by the Corporation pursuant to the Plan have been or will be, when issued, fully paid and nonassessable.

1.   WHAT IS THE PLAN?

     The Plan provides that the Corporation's eligible owners of Class A Common Stock may reinvest their cash dividends automatically in shares of Class A Common Stock, par value $.01 per share ("Common Stock").

2.   WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

     The Plan offers a convenient and economical way for holders of record of the Corporation's Common Stock to increase their ownership of shares of Common Stock without incurring brokerage commissions or service charges and without having to pay full dealer mark-ups, if any. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

     To the extent that shares purchased under the Plan are purchased from the Corporation from its authorized and unissued shares of Common Stock, the Corporation will use the proceeds of the sale for general corporate purposes.

3. WHO ADMINISTERS THE PLAN AND WHAT REPORTS WILL PARTICIPANTS RECEIVE CONCERNING THE PLAN?

     First Union National Bank of North Carolina (the "Agent"), a bank unaffiliated with the Corporation, will administer the Plan. The Agent arranges for the custody of share certificates, keeps records, sends statements of account to participants, and makes purchases of shares of Common Stock under the Plan for the account of participants. The Agent will send each participant a statement of his or her account under the Plan as soon as practicable following each purchase of shares of Common Stock. Each statement will show (a) any dividends credited; (b) plan shares purchased and fractional shares allocated; (c) the cost per share of the purchased shares and fractional shares; (d) the number of whole shares for which certificates have been issued, if any; and (e) the beginning and ending balances of whole shares and fractional shares. The Agent will also provide Plan participants with copies of any amendments to the Plan and any Prospectuses relating to the Plan together with information for reporting dividend income for federal income tax purposes. The Agent will also serve as custodian of shares purchased under the Plan to protect participants from loss, theft or destruction of stock certificates.

     All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Agent at:

                First Union National Bank of North Carolina
                        Shareholder Services Group
                      230 South Tryon Street, NC1153
                   Charlotte, North Carolina 28288-1153

     Participants may also contact the Agent by telephone at 1-800-829-8432.

     Participants are required to promptly notify the Agent in writing of any change of address. Notices or statements from the Agent may be given or made by letter addressed to the participant at his or her last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the participant or 5 days after mailing, whichever occurs earlier.

     The Corporation reserves the right to assume the administration of the Plan at any time and without prior notice to Plan participants. In the event the Agent should resign or otherwise cease to act as an agent or as custodian of shares under the Plan, the Corporation will make such other arrangements as it deems appropriate for administration of the Plan and the custody of shares purchased under the Plan.

4.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any shareholder owning of record shares of Common Stock is eligible to participate in the Plan. Participation in the Plan is entirely voluntary. If any shareholder owns stock which is registered in a name other than his or her own, such as in the name of a broker, bank nominee or trustee, and wishes to participate in the Plan, it will be necessary for him or her to withdraw his or her shares from "street name" or other registration and register the stock in his or her own name.

5.   HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

     Any eligible shareholder may participate in the Plan at any time by completing an authorization card and returning it to the Agent. The authorization card authorizes the Agent to establish an account for the participant. In addition, the authorization card will direct the Agent to apply cash dividends on all shares of Common Stock owned of record by the participant, or on such lesser number of shares of Common Stock as may be designated by the participant, and all cash dividends on all shares of Common Stock credited to his or her account under the Plan, to the purchase of shares of Common Stock. If an authorization card is received later than the record date for a cash dividend, the dividend will be paid to the participant in cash and participation in the Plan will begin as of the next dividend payment date.

     The dividend record date set by the Corporation has been generally about fourteen days prior to the dividend payment date. Dividends have historically been paid on approximately the fourteenth day of March, June, September and December; however, such dates are subject to change at the discretion of the Corporation's Board of Directors. A new authorization card, decreasing or increasing the amount of stock subject to the Plan, may be submitted at any time.

     In all cases, an authorization card must be signed by, or on behalf of, all owners of record. When shares are held by joint tenants, all should sign. When an authorization card is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the notification is signed must be specified. An authorization card of a corporate or other organizational owner should be signed by an authorized officer or other official, identified as such.

6.   WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     Shares purchased under the Plan will come from the authorized and unissued shares of the Common Stock or from shares purchased on the open market by the Agent, as determined by the Corporation. Any market purchases may be in negotiated transactions, but prices may not exceed current market prices at the time of purchase.

     Neither the Corporation nor the Agent shall have any liability to participants in connection with the timing of purchases, the price at which shares of the Common Stock are purchased, or the failure to make purchases at any time in order to comply with statutory, regulatory or other legal restrictions.

     With respect to any open market purchases made under the Plan, the Agent will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day, the time of day, the price paid for such shares, the markets in which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.


7.   WHEN WILL FUNDS BE INVESTED UNDER THE PLAN?

     If shares are purchased from the Corporation, the purchases will be made on the dividend payment date and such shares will be credited to participants accounts on the dividend payment date. If shares are to be purchased in the open market, the Agent is to use its best efforts to apply all funds received by it to the purchase of shares within 30 days of the receipt of such funds from the Corporation, subject to any applicable requirements under the federal securities laws relating to the timing and manner of purchases of Common Stock under the Plan. Any funds not used within 30 days of their receipt by the Agent to buy shares of Common Stock will be returned to participants. No interest shall be paid to the participant on any funds credited to his or her account.


8.   WHAT IS THE PURCHASE PRICE OF THE SHARES?

     If the Common Stock is purchased from the Corporation, the price per share of Common Stock purchased with participant's cash dividends will be the closing price for the Common Stock on the New York Stock Exchange Composite Tape on the dividend payment date, as reported in The Wall Street Journal or other authoritative source. In the event there are no trades in the Common Stock on such date, the purchase price shall be the closing price on the most recent date preceding the dividend payment date, as reported in The Wall Street Journal or other authoritative source. The price per share for open market purchases will be the weighted average price paid by the Agent for all shares of Common Stock purchased by it for participants in the Plan through negotiation with the seller. No share of Common Stock will be purchased at a price in excess of current market prices at the time of purchase.

9.   HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

     The number of shares to be purchased depends on the amount of the participant's dividends and the price paid for the Common Stock. In making purchases for the participant's account, the Agent will pool the participant's funds with those of other participants. If funds received on behalf of a participant are insufficient to buy a full share (or shares) the Agent will credit the participant's account with a fractional share computed to four decimal places.

10.  ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

     The Corporation shall either pay directly or reimburse the Agent for the expenses of administering the Plan, including, but not limited to, the costs of printing and distributing Plan literature to record holders of Common Stock and forwarding proxy solicitation materials to participants. Participants will not be responsible for payment of any brokerage commissions or fees or service charges in connection with the purchase of shares under the Plan whether their shares are newly issued or purchased on the open market.

     Any costs incurred as a result of a participant's request to sell shares of stock in his or her account pursuant to Section 12 or 13 shall be borne by the participant. Such costs shall include, but not be limited to, brokerage commissions.

     The Corporation has authorized the Agent to process all purchases and sales through First Union Discount Brokerage Service, an affiliate of the Agent. First Union Discount Brokerage Service has agreed to process all purchases and sales of Common Stock for the Plan on a non-profit basis and will charge the Corporation fees only to the extent necessary to cover costs incurred by First Union Discount Brokerage Service in effecting such transactions. No minimum fees will be applied to any transaction by First Union Discount Brokerage Service.

11.  WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED?

     Normally, certificates for shares purchased under the Plan will not be issued to participants. Instead, shares purchased for each participant will be credited to his or her account under the Plan and held for safety and convenience by the Agent, as custodian. Shares credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. However, either the Corporation or a participant (by written notice to the Agent) may elect to have certificates for any number of full shares credited to the participant's account furnished to the participant without affecting his or her participation in the Plan. No certificates will be issued for fractional shares.

12.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A participant may withdraw from the Plan at any time by notifying the Agent in writing. If a participant's request to withdraw is received by the Agent at least five (5) days before a dividend record date, the amount of the dividend which would have otherwise been applied for purchase of Common Stock on the related dividend payment date and all subsequent dividends will be paid in cash to the withdrawing participant unless he or she re-enrolls in the Plan. If the request is received less than five (5) days before or after the record date but before the dividend payment date, shares will be purchased for the participant's account and, as a result, the procedure outlined below for delivery of certificates, sale of shares and cash payments will be followed.

     When a participant withdraws from the Plan, a certificate for whole shares credited to his or her account under the Plan will be issued to the participant. The participant will receive a cash payment for any fractional share.

     Generally, it will require ten days to two weeks from the time notice of withdrawal is received by the Agent until share certificates are mailed to a participant. A longer time is required if the notice is received between a dividend record date and the dividend payment date.

     Notice of a participant's death also constitutes notice of withdrawal from the Plan. Settlement will be made to the participant's duly appointed personal legal representative after the satisfaction of any applicable requirements of law.

     An eligible shareholder may again become a participant at any time following his or her withdrawal by following the procedures then in effect for enrollment in the Plan.

13.  HOW AND WHEN MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

     Any participant may sell some or all of his or her shares in the Plan either by directing the Agent to sell the shares or through the participant's broker. If the participant elects to direct the Agent to sell the shares, the participant shall provide the Agent with an authorization form directing such a sale, specifying the number of shares to be sold. As soon as practicable after the receipt of the authorization form, the Agent will sell the shares and remit the net proceeds of the sale (the total sales price of all shares sold less the costs of the sale, including brokerage commissions) to the participant.

     If the participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after the receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's account under the Plan, unless other instructions are received in writing. Generally, it will require ten days to two weeks from the time a request is received by the Agent until shares certificates are mailed to a participant. A longer time is required if the request is received between a dividend record date and the dividend payment date.

     A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Common Stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

14. WHAT HAPPENS IF THE CORPORATION ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

     Stock dividends in the form of Common Stock or split shares distributed by the Corporation on shares of Common Stock held by the Agent for a participant will be credited to the participant's Plan Account. Certificates for stock dividends and split shares distributed on shares of Common Stock registered in the name of the participant will be mailed directly to the participant. In the event of a subscription rights offering or a dividend in the form of stock other than Common Stock, such rights or such stock will be mailed directly to a participant in the Plan in the same manner as to holders of Common Stock not participating in the Plan.

15.  WHO VOTES THE SHARES HELD IN THE PLAN?

     The Agent will forward, as soon as practicable, any proxy solicitation materials to each participant. If the proxy is returned to the Agent on a timely basis and properly signed, the Agent will vote the whole and fractional shares credited to the participant's account in accordance with the instructions given or, if no instructions are given, in accordance with the recommendations of the Corporation's management. If the signed proxy is not returned, returned unsigned or returned late, the shares credited to the participant's account will not be voted.

16. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF COMMON STOCK ACQUIRED THROUGH THE PLAN?

     Participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan. The reinvestment of cash dividends does not relieve the participant of any income tax payable on such dividends. Each year a participant will receive from the Agent all required Internal Revenue Service Federal income tax statements which reflect the dividends paid on shares of Common Stock registered in the participant's name and the dividends paid on the participant's credited shares of Common Stock under the Plan. The Agent's statements of a participant's Plan account should be retained by the participant to help determine the tax basis of shares of Common Stock acquired through the Plan.

     As a general matter, participants who are citizens or residents of the United States will be taxed by the United States on dividends reinvested under the Plan in the following manner:

          (1) Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the greater of (i) the cash dividend payable on account of the participant's shares or (ii) the fair market value on the dividend payment date of the Common Stock purchased with reinvested dividends. The tax basis and a participant's income attributable to Common Stock purchased with reinvested dividends will be equal to the amount of such dividend, increased by the participant's pro rata share of brokerage fees paid by the Corporation, if any (see Section 10).

          (2) A participant's holding period for Common Stock acquired pursuant to the Plan will begin on the day following the purchase of such Common Stock (see Section 7).

          (3) A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant's account, either upon the participant's request for the certificates or upon withdrawal from or termination of the Plan.

          (4) A participant will realize gain or loss when whole shares of Common Stock are sold or exchanged, whether such shares are sold by the Agent pursuant to the participant's request upon the participant's withdrawal from the Plan, or by the participant after withdrawal from or termination of the Plan, and, in the case of a fractional share, when the participant receives a cash payment for a fractional share credited to the participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the whole shares or fractional share and the tax basis of the whole shares or fractional share.

     The Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

     Because Federal tax laws change constantly and dividends reinvested pursuant to the Plan may be subject to taxes imposed by the participant's state of residence, participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan, including the application of Federal, State, Local and Foreign tax laws.

17. HOW ARE PARTICIPANTS WHO ARE NEITHER UNITED STATES CITIZENS OR RESIDENTS TAXED ON DIVIDENDS REINVESTED IN THE PLAN?

     Dividends paid by the Corporation to shareholders that are neither United States citizens nor tax residents and gain recognized upon the sale of Common Stock by such individuals will not be subject to United States Federal income tax unless included as effectively connected income.
Certain individuals who are not otherwise residents of the United States may be considered tax residents depending on their individual circumstances and applicable treaty rules. Participants in doubt as to their status for this purpose are urged to consult their tax advisors.

     The Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

18.  WHAT ARE THE RISKS IN PARTICIPATION IN THE PLAN?

     Each participant assumes all risks inherent in any stock purchase with respect to Common Stock purchased under the Plan, whether or not a certificate for the Common Stock has been issued to the participant. A participant has no guarantee against a decline in the price or value of the Common Stock, and the Corporation assumes no obligation to repurchase any shares purchased under the Plan. A participant has all the rights of any other owner of the Common Stock with respect to the whole shares of Common Stock held for him under the Plan.

19.  WHAT IS THE RESPONSIBILITY OF THE CORPORATION AND AGENT UNDER THE
PLAN?

     Neither the Corporation nor the Agent shall be liable in administering the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate the participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death;
(2) with respect to the prices at which shares of Common Stock are purchased or sold for the participant's Plan Account and the time when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a participant might have under the Securities Exchange Act of 1934 or other applicable State securities laws); and (3) for any fluctuations in the market price after purchase or sale of shares of Common Stock.

20.  WHO INTERPRETS AND REGULATES THE PLAN?

     The Board of Directors of the Corporation reserves the right to interpret and regulate the Plan. The Board of Directors may adopt rules, regulations and procedures to resolve matters not specifically covered by the Plan.

21.  MAY THE PLAN BE AMENDED OR DISCONTINUED?

     The Board of Directors of the Corporation may suspend, amend, or terminate the Plan at any time upon 30 days' written notice to the participants and to the Agent setting forth the effective date of the suspension, amendment, or termination. The Board of Directors of the Corporation, with the consent of the Agent, may also terminate or amend the Plan at any time effective immediately upon notice to the participants in order to correct any noncompliance of the Plan with any applicable law.
Any suspension, amendment, or termination, however, shall not affect any participant's interest in the Plan which has accrued prior to the date of the suspension, amendment, or termination.

     In the event of termination of the Plan, the Agent shall issue to each participant, as soon as practicable, certificates for the whole shares credited to his or her account under the Plan and a check in the amount equal to the cash and proceeds from the liquidation of the fractional shares allocated to his or her account.

                               LEGAL OPINION

     The validity of the shares of the Corporation's Common Stock issuable under the Plan has been passed upon by Tapia Linares y Alfaro, Panama City, Republic of Panama.

                                  EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A #1 for the year ended November 30, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed in (a) through (d) below and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference in this Prospectus.

     (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1994 filed with the Commission (File No. 1-9610) pursuant to the Exchange Act, as amended by Form 10-K/A #1 dated March 21, 1995.

     (b) The Corporation's Quarterly Report on Form 10-Q for the three month periods ended February 28, 1995, May 31, 1995 and August 31, 1995.

     (c) The description of the Corporation's Class A Common Stock contained in its Registration Statement on Form 8-A dated October 30, 1991, filed pursuant to Section 12(d) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     (d) All information included in the future in appendixes to the Carnival Corporation Automatic Dividend Reinvestment Plan Prospectus.

                 INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Corporation's Articles of Incorporation and By-Laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative, the Corporation shall indemnify such person by reason of the fact that he is or was a director or an officer, and may indemnify such person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at its request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The Corporation has entered into indemnity agreements with Maks L. Birnbach, William S. Ruben, Stuart Subotnick, Sherwood M. Weiser and Uzi Zucker providing essentially the same indemnities as are described in the Corporation's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Corporation in connection with the issuance and distribution of the securities being registered are estimated to be

        Registration Fee . . . . . . . . . . . . . . . . .   $ 1,215.52
        Blue Sky Expenses . . . . . . . . . . . . . . . . .  $   400.00
        NYSE Fee . . . . . . . . . . . . . . . . . . . . .   $ 1,500.00
        Legal Fees and Expenses* . . . . . . . . . . . . .   $ 2,000.00
        Accountant's Fees and Expenses*  . . . . . . . . .   $ 2,000.00
        Miscellaneous Expenses* . . . . . . . . . . . . .    $ 6,580.00


                                   TOTAL                     $13,695.52
                                                              =========

*Except for the registration fee all expenses are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Included in Part I of this Registration Statement.

ITEM 16.  EXHIBITS

Exhibit
Number                    Description
  3.1     Form of Amended and Restated Articles of Incorporation of the
          Corporation. (1)
  3.2     Form of By-Laws of the Corporation. (2)
  4       Authorization Card.
  5       Opinion of Counsel.
  23.1    Consent of independent certified public accountant.
  23.2    Consent of Counsel (see Exhibit 5).
  24      Power of Attorney (included on signature page of this
          Registration Statement).
  99      Letter from the Chairman.


     (1) Incorporated by reference to Exhibit 4.1 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995 (File No. 1-9610).

     (2) Incorporated by reference to Exhibit 3.2 to the Corporation's Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-14844).

/TABLE

ITEM 17.  UNDERTAKINGS

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each such filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami and the State of Florida, on October 13, 1995.


                                              CARNIVAL CORPORATION


                                        By: /s/ Howard S Frank
                                             Howard S. Frank (Vice
                                             Chairman, Chief
                                             Financial and Accounting
                                             Officer)


     We, the undersigned officers and directors of Carnival Corporation, hereby severally constitute Micky Arison and Howard S. Frank and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable Carnival Corporation to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature           Title                              Date
/s/ Micky Arison    Chairman of the Board, Chief       October 13, 1995
                    Executive Officer and Director

/s/Howard S. Frank  Vice Chairman, Chief Financial     October 13, 1995
                    and Accounting Officer and Director

/s/ Robert H. Dickinson President-Carnival Cruise Lines, October 13, 1995
                         Chief Operating Officer and
                         Director

/s/ Maks L. Birnbach     Director                      October 13, 1995


/s/ A. Kirk Lanterman    Director                      October 13, 1995


____________________     Director                      October __, 1995
Shari Arison Dorsman


/s/ William S. Ruben     Director                      October 13, 1995


/s/ Stuart Subotnick     Director                      October 13, 1995


/s/ Richard G. Capen     Director                      October 12, 1995


/s/ Modesto Maidique     Director                      October 12, 1995


/s/ Sherwood M. Weiser   Director                      October 13, 1995


/s/ Meshulam Zonis       Director                      October 13, 1995


/s/ Uzi Zucker           Director                      October 13, 1995


/s/ James M. Dubin       Director                      October 12, 1995
